   As filed with the Securities and Exchange Commission on January 26, 1998.

                                                   Registration No. 333-42761


===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  --------------------------------------------

                                 MED/WASTE, INC.
             (Exact name of registrant as specified in its charter)

                       Delaware                                                    65-0297759
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                        6175 N.W. 153rd Street, Suite 324
                           Miami Lakes, Florida 33014
                                 (305) 819-8877
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  --------------------------------------------


                                MICHAEL D. ELKIN
                     Vice President/Chief Financial Officer
                                MED/WASTE, INC.
                        6175 N.W. 153rd Street, Suite 324
                           Miami Lakes, Florida 33014
                                 (305) 819-8877
          (Name and address, including zip code, and telephone number, including area code, of agents for service)

                                 With a Copy to:
                              BRYAN W. BAUMAN, ESQ.
                    Wallace, Bauman, Fodiman & Shannon, P.A.
                    2222 Ponce de Leon Boulevard, Sixth Floor
                           Coral Gables, Florida 33134
                                 (305) 444-9991

                  --------------------------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

                  --------------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.





                 Subject to Completion, dated January 26, 1998


PROSPECTUS

                                2,872,013 Shares
                                 MED/WASTE, INC.
                                  Common Stock

               This Prospectus relates to the public offering of up to 2,872,013 shares of common stock, $0.001 par value per share (the "Common Stock") of Med/Waste, Inc. (the "Company"). All of the shares of Common Stock offered hereby may be sold from time to time by the stockholders described herein (each a "Selling Stockholder," collectively the "Selling Stockholders") in transactions in which they and any broker-dealers through whom such Common Stock are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Selling Stockholders are not restricted in the price or prices at which they may sell the Common Stock. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Stock as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

               Of the Common Stock being registered hereby, 1,010,960 shares are issuable upon conversion of 9% Convertible Redeemable Series A Preferred Stock (the "Series A Preferred Stock") 1,600,002 shares of Common Stock issued in connection with a private placement by the Company and 261,051 shares are issuable upon exercise of warrants. Of such shares issuable upon exercise of warrants, 101,104 shares are issuable upon exercise of common stock purchase warrants (the "Series A Warrants"), 58,185 shares are issuable upon exercise of common stock purchase warrants ("Common Warrants") and 101,762 shares are issuable upon exercise of common stock purchase warrants (the "Placement Warrants"). The Company will not receive any of the proceeds from the sale of the Common Stock, but will pay the expenses incurred in registering the Common Stock, including legal and accounting fees. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholder. The Company would receive an aggregate of $1,133,631 in gross proceeds from the exercise of the various classes of warrants described above. Selling Stockholders will bear all other expenses of this offering, including brokerage fees, any underwriting discounts or commissions.

               Each share of Series A Preferred Stock is presently convertible at any time at the option of the holders at the current conversion of $4.25 assuming the value of each share of Series A Preferred Stock at $100. See "Description of Securities--Series A Preferred Stock" Each Series A Warrant entitles the holder to purchase one (1) share of Common Stock at an exercise price of $4.25 per share until October 31, 2002. Each Common Warrant entitles the holder to purchase one (1) share of Common Stock at an exercise price of $3.625 per share until December 8, 2002. Of the Placement Warrants, 70,180 Placement Warrants each entitle the holder to purchase one (1) share of Common Stock at an exercise price of $5.00 per share until November 6, 2002 and 31,582 Placement Warrants each entitle the holder to purchase one (1) share of Common Stock at $4.50 per share until December 8, 2002.

               THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 4.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Common Stock is included for quotation on the NASDAQ Small Cap Market ("NASDAQ") under the symbol "MWDS." The last reported sale price of the Common Stock on NASDAQ on January 16, 1998 was $5.25 per share. As of January 16, 1998, the Company had 4,628,747 shares of Common Stock outstanding.

               The date of this Prospectus is _____________, 1998.

                              AVAILABLE INFORMATION

               A Registration Statement on Form S-3, relating to the Common Stock offered hereby has been filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock being offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a World Wide Website that contains filings and other information filed electronically with the Commission. The address of the Commission's World Wide Web is http://www.sec.gov.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The reports, proxy and other information may also be viewed through the Commission's World Wide Website.

               The Common Stock is included for quotation on the NASDAQ Small Cap Market and these reports, proxy statements and other information concerning the Company may also inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                           FORWARD-LOOKING STATEMENTS

               Certain statements in this Prospectus and the documents incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Uniform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things; the Company's history of operations; the Company's highly competitive industry; consummation of pending and future acquisitions; the business abilities and judgment of the Company's personnel; the availability of qualified personnel; changes in, or failure to comply with, governmental regulations; general and business conditions; and other factors referenced in this Prospectus. See "Risk Factors."

                       DOCUMENTS INCORPORATED BY REFERENCE

               The following documents heretofore filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;
(ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; (iii) the Company's Proxy Statement dated April 22, 1997 for the Company's annual meeting of Shareholders held on June 10, 1997; (iv) the Company's Quarterly Report on Form 10-QSBA for the quarter ended June 30, 1997;
(v) the Company Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; (vi) the Company's Current Report on Form 8-K for the event dated September 25, 1997; (vii) the Company's Current Report on Form 8-KA for the event dated September 25, 1997; (viii) the Company's Current Report on Form 8-K for the event dated November 6, 1997; (ix) the Company's Current Report on Form 8-KA for the event dated November 6, 1997; (x) the Company's Current Report on Form 8-K for the event dated November 7, 1997; and (xi) the Company's Current Report on Form 8-KA for the event dated November 6, 1997.



               All documents filed by the Company pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing these documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

               THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MICHAEL D. ELKIN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 6175 N.W. 153RD STREET, SUITE 324, MIAMI LAKES, FLORIDA 33014 (TELEPHONE: (305) 819-8874).

                                   THE COMPANY

               Med/Waste, Inc. (the "Company") was incorporated in November 1991 under the laws of the State of Delaware. The Company provides medical waste management services through its wholly owned subsidiaries, Safety Disposal System, Inc. ("SDS"), Safety Disposal System of South Carolina, Inc. ("SDSSC"), Safety Disposal System of Pennsylvania, Inc. ("SDSPA"), Safety Disposal System of Georgia, inc. ("SDSGA") and Incendere, Inc. ("Incendere") and commercial cleaning services through its wholly owned subsidiary, The Kover Group, Inc. ("Kover"). On November 25, 1997, the Company entered into a letter of intent to sell 80% of Kover to Kover's president and chief executive officer, Phillip W. Kubec. The closing is contingent upon Mr. Kubec obtaining bank financing for the cash portion of the purchase price, as well as debenture holder and the Company bank lender consent. See "Material Events."

               SDS, SDSGA and Incendere provide collection, transportation, treating, tracking and related services for the disposal of medical waste throughout Delaware, Florida, Georgia, Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia. SDS also sells or leases turnkey autoclave treatment units for large quantity generators. SDSSC operates an incineration facility in Hampton, South Carolina, which is permitted to treat municipal, medical and special waste which the Company receives from generators throughout the eastern United States. SDSSC mainly focuses on the treatment of medical waste and to a lesser degree, special waste. SDSPA owns and operates a medical waste autoclave treatment facility located in Marcus Hook, Pennsylvania.

               Medical waste is generally any waste which may cause an infectious disease or can reasonably be suspected of harboring pathogenic organisms. Medical waste includes predominantly all material that comes in contact with human and animal body fluids. The Company collects medical waste from medical waste generators, including hospitals, clinics, medical and dental offices, veterinarians, laboratories, funeral homes, home health agencies and others. In addition to medical waste collection, the Company provides programs to assist customers to promote safe handling of medical waste and comply with federal and state requirements applicable to their operations. Special waste is generally all non-residential waste which requires more stringent management than municipal solid waste, but does not include medical or hazardous waste.

               Nationally, most medical waste is disposed of by incineration. However, more stringent government regulation and a generally negative public attitude toward nearby incineration facilities have resulted in a declining number of incineration disposal facilities. Relatively few newly permitted incineration facilities have opened due to the significant cost of compliance with new environmental legislation. The Company's incinerator is in compliance with all federal and state regulations dealing with air pollution controls. The incinerator is a waste to energy facility with a rated capacity for processing up to 270 tons per day of special, medical and municipal waste. The facility is currently permitted under South Carolina law to incinerate up to 200 tons per day of waste both, liquid and solid.

               The trend against incinerator facilities has encouraged the development and commercial use of a variety of environmentally acceptable alternative disposal techniques. The Company owns and operates a 48 ton autoclave medical waste treatment facility located in Marcus Hook, Pennsylvania. In addition, as part of its comprehensive medical waste services, the Company supplies, installs and oversees the operations of on-site autoclaves at large quantity generators, typically hospitals. The autoclaves treat the medical waste through sterilization, allowing most of such waste to be handled and disposed of as solid waste. Management believes that autoclaves can reduce each hospital's medical waste by up to 90%, thus significantly reducing the expense of disposal both due to decreased volume and the significant cost savings of disposing of solid, versus medical waste. Hospitals either purchase or lease the autoclave and related equipment. During the term of the lease the Company provides maintenance and support of the autoclave on-site and collects the treated waste and transports it for ultimate disposal at a local landfill.

               Kover is engaged in the business of offering, selling and servicing franchises for commercial building cleaning services through the trade name "Coverall Cleaning Concepts". Kover is a service franchisor of Coverall North America, Inc. ("CNA") in the metropolitan area of Cleveland, Ohio and South Florida.

               Kover is a service franchisee of CNA. CNA operates a business engaged in the offer and sale of three types of franchises, each of which is related to commercial building cleaning services using the trade name "Coverall". The three types of franchises are janitorial franchises, limited area franchises and services franchises. Kover is a service franchisee of CNA in the metropolitan areas of Cleveland, Ohio and South Florida. Kover has the exclusive right to sell janitorial franchises using the Coverall Cleaning Concept in these metropolitan areas. Kover is required to pay CNA royalty fees of three to four and one-half percent of monthly revenues. Kover uses the Coverall name, design and business plan to conduct and promote its independent business of offering, selling and servicing janitorial franchises pursuant to written agreements between Kover and its janitorial franchisees. Kover maintains a small staff to perform emergency cleaning services and temporary cleaning services for accounts being transferred from one franchisee to another. Most cleaning services are provided to commercial customers through independent franchisees.

               Kover sells franchises for janitorial services in the metropolitan territories of South Florida and Cleveland, Ohio. As of September 30, 1997, Kover had in operation approximately 245 janitorial franchises. As of that date, CNA and its other service franchisees had an additional approximately 4,250 janitorial franchises in operation located in 15 states, as well as in Canada, United Kingdom, South Africa, Spain and Thailand.

               The Company is a Delaware corporation with its principal executive offices located at 6175 N.W. 153rd Street, Suite 324, Miami Lakes, Florida 33014. Its telephone number at such address is (305) 819-8877.

                                  RISK FACTORS

               An investment in the Common Stock offered hereby involves a certain degree of risk. Prospective purchasers should carefully consider the following risk factors, as well as all of the other information set forth elsewhere in this Prospectus or incorporated by reference to the Prospectus, before purchasing any shares of Common Stock offered hereby.

               ACCUMULATED DEFICIT; NET LOSSES. The Company has incurred an accumulated deficit of $(1,145,593) as of September 30, 1997. For the years ended December 31, 1994, 1995 and 1996, the Company had net income (losses) of ($422,061), ($1,748,926) and $215,326, respectively. The net loss for the year ended December 31, 1995 was primarily a result of a non-recurring charge for an impairment loss of goodwill of $1,622,872. For the nine months ended September 30, 1997, the Company had consolidated net income of $724,139. The can be no assurance that the Company's activities will generate sufficient cash flow to sustain ongoing operations or that its operations will continue to be profitable.

               IMPACT OF GOVERNMENT REGULATION. The Company operates within the medical waste disposal industry, which is subject to extensive and frequently changing local, state and federal laws. This statutory and regulatory framework imposes compliance burdens and risks on the Company, including requirements to obtain and maintain government permits. The transport, treatment and disposal of medical waste is subject to packaging, labeling, handling, notice and reporting requirements, as well as requirements pertaining to transporter registration, transportation handling procedures and the preparation of shipping papers. The treatment and disposal of municipal and special waste are also subject to extensive government regulation. State and local regulations vary from location to location and constantly change. State and local regulations may pose insurmountable barriers, financial or otherwise, to the opening and operation of facilities in states where the Company intends to operate its business. The Company believes that it is currently in compliance in all material respects with all applicable laws and regulations governing its business and has all appropriate government permits to operate its existing business, including those required for the operation of its incineration facility and transfer stations. However, the addition of new, or amendments to existing, statutes and regulations could require the Company to continually modify its methods of operations at costs that could be substantial. Further, since the Company operates its own medical waste treatment facilities, it is subject to additional permitting requirements at each such location. The permitting process is complex and time consuming and is generally opposed by local residents. Even after permits are issued, opposition groups may attempt to compel regulators through court proceedings to modify permit conditions or reverse decisions with respect to the initial granting of permits. There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with future environmental and permitting laws either in its present market or in those markets in which it intends to expand. Delays in the permitting process could add significantly to the cost of developing a medical waste treatment facility or transfer station and could have a material adverse effect on the Company's business, financial condition and results of operations.

               IMPORTANCE OF GOVERNMENT ENFORCEMENT OF ENVIRONMENTAL REGULATIONS. The Company believes that its business prospects in the medical waste disposal industry are significantly enhanced by the stringent enforcement of handling, transportation, environmental preservation and clean-up requirements by regulatory agencies. These laws and regulations are, and will continue to be, a principal factor affecting demand for the Company's medical waste management services. The intensity and breadth of present and future regulation and supervision of medical waste disposal procedures and the impact of technological changes on government regulation cannot be predicted. The level of government enforcement is subject to constantly changing political and budgetary pressures. A significant relaxation or reduction in government enforcement could have a material adverse effect on the Company's business, financial condition and results of operations.

               INTENSE COMPETITION WITHIN INDUSTRY. The Company operates within the intensely competitive medical waste disposal industry. Competition in the industry has resulted in substantial price reductions in virtually all geographic areas in which the Company operates. There can be no assurance that competitive pressures within the industry will not result in continued or accelerated price reductions. Substantial continued or accelerated price reductions would have a material adverse effect on the Company's business, financial condition and results of operations. The Company faces competition from several national waste disposal companies and numerous regional and local entities in its present locations and will in the future be confronted with such competition in each location where it intends to expand. The Company's business strategy involves, among other things, selling its services to customers who may have established relationships with other medical waste management companies and who may be reluctant to use the Company's services. Several of the Company's competitors are larger and have substantially greater financial and other resources than the Company and are well entrenched in their respective markets. Among these competitors are Browning-Ferris Industries, Inc. ("BFI"), WMX Technologies, Inc., Laidlaw Waste Systems, Inc., and USA Waste Services, Inc. The Company's primary competitor is BFI. There can be no assurance that the Company will be able to profitably compete with such other entities.

               GROWTH STRATEGY DEPENDENT UPON ACQUISITIONS. The Company's growth strategy depends, in part, on its ability to acquire other medical waste management businesses. There can be no assurance the Company will be able to continue to identify suitable businesses to acquire, successfully negotiate their acquisition, or integrate their operations into the Company. The recent consolidation in the medical waste industry may increase competition for the acquisition of existing businesses and result in fewer acquisition opportunities and higher purchase prices. Some of the Company's competitors for acquisitions are larger and have significantly greater financial resources. Even if the Company is successful in identifying suitable acquisition candidates, there can be no assurances that the terms to complete such acquisitions would be acceptable, or if acceptable, that the Company would have the financial resources to pay the purchase price. The Company anticipates that future acquisitions of other medical waste businesses will be made through payment of cash, issuance of debt or equity securities, or a combination of these methods. There can be no assurances that the Company will have sufficient resources available, or if available, on terms acceptable to the Company. The Company may need to raise additional equity or debt financing to complete such acquisitions. Any additional equity financings may be dilutive to the Company's existing shareholders. Debt financings, if available, may not be on terms acceptable to the Company, if at all. The Company's failure to continue its growth strategy could have a material adverse effect on the Company's business, financial condition and results of operations.

               POTENTIAL LIABILITY; INSURANCE. The medical waste disposal industry involves potentially significant risks of statutory, contractual, tort and common law liability. The failure of the Company to comply with applicable laws or to manage medical waste in an environmentally sound manner could result in environmental contamination, personal injury and property damage. The Company maintains insurance which it considers sufficient to meet regulatory and customer requirements and to protect the Company's operations.

However, a partially or completely uninsured claim against the Company of sufficient magnitude could have a material adverse impact on the Company's operations. Certain federal and statutory laws impose strict, joint and several liability on current and former owners and operators of facilities regarding the release of hazardous substances and on generators and transporters of the hazardous substances that are brought to such facilities. Responsible parties may be liable for substantial waste site investigation and clean up costs as a result of the occurrence of environmental contamination. If the Company was found to be a responsible party for a particular site, it could be required to pay the entire cost of waste site investigation and clean up, even though other parties may also be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean up costs. It is possible that in the future the Company may experience difficulty in obtaining appropriate insurance at reasonable prices with reasonable coverage, which could place the Company at a competitive disadvantage. The inability to obtain necessary insurance coverage, or a successful claim against the Company for which it does not have adequate insurance, could have a material adverse impact on the Company's operations and financial condition.

               ALTERNATIVE TECHNOLOGIES; TECHNOLOGICAL OBSOLESCENCE. The medical waste industry presents continuing opportunities for the development of alternate treatment and disposal methods. Such methods may emphasize cost efficiencies, reduction in the volume of waste generated, environmental factors or both. The Company sells autoclave units to hospitals and other large generators. The development and commercialization of alternative treatment or disposal technologies that are more efficient or environmentally sound treatment and disposal methods may have a material adverse effect on the Company's operations. The Company is aware of certain new medical waste treatment and disposal technologies including the production of reusable or degradable medical products, which, if successfully developed and commercialized would have a material adverse effect on the Company's business, financial condition and results of operations.

               SERVICE FRANCHISE AGREEMENTS. Kover operates as franchisee of Coverall of North America, Inc. ("CNA") pursuant to Service Franchise Agreements in each location. The Service Franchise Agreements contain a number of restrictions and obligations on the part of Kover. The failure of Kover to strictly comply with these requirements could result in the termination of such franchises and have a material adverse effect on the Company's business, financial condition and results of operations.

               DEPENDENCE ON FRANCHISOR. CNA contributes to the development of Kover and its operating systems, clinics, products and formulation of strategies. The loss of the relationship with the CNA could have a material adverse effect on Kover's operations and new product development efforts. Further, the long term success of Kover is in part dependent upon the overall success of the CNA janitorial system. Accordingly, to a certain extent, the success of Kover is dependent on part upon the successful operations of CNA's other franchisees, as well as upon the financial condition, management, marketing and innovative abilities of CNA. Any event that creates adverse publicity involving CNA operations may have an adverse impact on the Company, regardless of whether the event involved Kover.

               DEPENDENCE UPON PERSONNEL. The Company is dependent upon the services of Daniel A. Stauber and Phillip W. Kubec. Mr. Stauber is president of the Company and its wholly owned subsidiaries, SDS, SDSSC, SDSGA, Incendere and SDSPA. Mr. Kubec is the president of the Company's wholly owned subsidiary, Kover. The company has an employment agreement with Mr. Stauber which expires in December 2001. Kover has an employment agreement with Mr. Kubec which expires in June 1999. However, if either officer's services were to become unavailable to the Company for any reason, it could have a material adverse effect on the Company's business, financial results and results of operations. The Company does not carry key man life insurance.

               NO DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash in dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and other business and economic factors affecting the Company at that time as the Board of Directors may consider relevant. The Company currently intends to retain any earnings to provide for the development and growth of the Company.

               ANTI-TAKEOVER PROVISIONS OF CHARTER AND BYLAWS. Certain provisions of the Company's charter and by-laws may have the effect of making more difficult or could delay attempts by others to obtain control of the Company, even when these attempts may be beneficial to the interests of stockholders. For example, the Company's charter and bylaws include advance notice provisions, provisions that establish a classified Board of Directors, and provisions that enable the Board of Directors without stockholder approval, to issue up to 4,000,000 shares of preferred stock in one or more series having terms fixed by the Board of Directors. As of the date of this Prospectus, the Company has issued and outstanding 42,969 shares of Series A Preferred Stock. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company.

               "PENNY STOCK" RULES. The Company's Common Stock is presently traded on the NASDAQ Small Cap Market. The NASDAQ Stock Market recently increased the criteria for continued inclusion on the NASDAQ Small Cap Market. If the Company fails to maintain such listing for its Common Stock, and no other exclusion from the definition of "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document and the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotations and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers to dispose of the shares of Common Stock.

               NOTES RECEIVABLES FROM FRANCHISEES. Notes receivables from Franchisees aggregated $2,142,775 and $2,426,992 as at December 31, 1996 and September 30, 1997, respectively. In connection therewith, $82,441 and $56,853 are reflected as current liabilities (deferred revenue on franchise sales) as at December 31, 1996 and September 30, 1997, respectively. Although the notes receivables from franchisees are personally guaranteed by the individuals who are franchisees, the ability of the franchisees to pay the notes may be dependent upon the commercial cleaning services provided by the franchisees.

                                 USE OF PROCEEDS

               The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company would receive net proceeds aggregating $1,133,631 upon exercise of the various classes of warrants, if all such warrants, are exercised. Such proceeds will be added to the Company's working capital and used for general corporate purposes.

                                 MATERIAL EVENTS

               Material Acquisitions.

               On November 6, 1997, the Company purchased a 2.9 acre industrial site located in Marcus Hook, Pennsylvania, together with related autoclave equipment used at such site, from K.S. Processing Company, Inc. (the "KS Facility"). The KS Facility is a medical waste autoclave treatment center operated by Bonham Management Group, Inc. ("BMG"), a Virginia corporation. On November 10, 1997, the Company purchased certain of the assets of BMG, including the right to manage the KS Facility.

               The KS Facility consists of two (2) 25 ton per day autoclaves, a 10,000 square foot processing center and a 2,400 square foot administrative building. The KS Facility receives medical waste from generators located throughout New York, New Jersey, Connecticut, Pennsylvania, Maryland and Virginia. The KS Facility currently operates at full capacity. The KS Facility is currently the only medical waste autoclave facility in Pennsylvania. The current permitting process for medical waste treatment facilities in Pennsylvania is a costly, time consuming and politically difficult procedure. The Company does not anticipate that any additional autoclave or incinerator permits will be issued by the Pennsylvania Department of Environmental Protection in the near future.

               On November 7, 1997, the Company purchased 100% of the capital stock of Incendere, Inc., a Virginia corporation ("Incendere"). At the time of the acquisition, Incendere was a wholly owned indirect subsidiary of Republic Industries, Inc., a Delaware corporation ("Republic").

               Incendere is in the medical waste management services business and collects medical waste from generators located in the states of Delaware, Georgia, Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina and Virginia. Incendere's assets include accounts receivables, inventory and supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements, leases of real property and intangible assets used in connection with the collection of medical waste. Such assets remain intact following the acquisition, except that the Company assigned 50% of the accounts receivable to Republic as part of the Agreement. The Company is paid a fee from Republic for the collection of such assigned receivables. Republic agreed to assume and satisfy all liabilities of Incendere incurred prior to the closing other than accounts payables and certain designated obligations. As a result of the transaction, Incendere became a wholly owned subsidiary of the Company.

               Pending Disposition.

               On November 25, 1997, the Company entered into a letter of intent to sell its wholly owned janitorial subsidiary, Kover, to Kover's president and chief executive officer, Phillip W. Kubec. The Company had purchased Kover from Mr. Kubec in July 1994. In connection with such sale, the Company would receive $2,700,000, payable $1,200,000 in cash at closing and the balance in promissory notes (the "Notes"). The Notes would be secured by the capital stock of Kover and would be payable over five years. the Note would be subordinate to Kover's bank financing. The closing is contingent upon Mr. Kubec obtaining bank financing for the cash portion of the purchase price, as well as debenture holder and Company bank lender consent. In addition, Kover is a primary obligor on the Debentures. Mr. Kubec and his lender require the release of Kover from the obligations of all of the debentures issued by the Company and its subsidiaries, including Kover as a condition of the closing.

                              SELLING STOCKHOLDERS

               An aggregate of up to 2,872,013 shares may be offered by certain Selling Stockholders. The following table sets forth as of December 8, 1997, certain information with respect to the Selling Stockholders, based on information provided by the Selling Stockholders. No Selling Stockholder owns one percent (1%) or more of the Company's outstanding Common Stock prior to this Offering, except as indicated below. Beneficial ownership after the Offering will depend on the number of shares sold by each Selling Stockholder, but assumes all shares being offered are sold. The Company will not receive any of the proceeds from the sale of these shares.


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
75 West Phase 1 Partnership                       38,737(3)         *            5,882          32,855        *
3578 NW 97th Blvd.
Gainesville, FL 32606

75 West Phase II, Inc.                            38,737(4)         *            5,882          32,855        *
3578 NW 97th Blvd.
Gainesville, FL 32606

A. Raymond Abt                                     2,352(5)         *            2,352              --        *
14463 Washington Boulevard
University Heights, OH 44118

Robert W. Allen                                   28,858(6)         *           11,764          17,094        *
2400 Balleybunion Road
Center Valley, PA 18034

Applebaum Family Limited Partnership               3,529(7)         *            3,529              --        *
4 Birnawoods Lane
St. Louis, MO 63132

Gary P. Arnold                                     4,705(8)         *            4,705              --        *
4028 SW Trail Road
Tualatin, OR 97062

Jude Aririguzo                                     2,352(9)         *            2,352              --        *
2924 Morgan Avenue
Bronx, NY 10469

Baker-Hazel                                        4,705(10)        *            4,705              --        *
Funeral Home Corporate Investment Fund
5555 Philadelphia Dr.
Dayton, OH 45415

Baker-Hazel                                        4,705(11)        *            4,705              --        *
Funeral Home Employee Pension Plan
5555 Philadelphia Dr.
Dayton, OH 45415

John Bertsch                                       3,529(12)        *            3,529              --        *
1655 Steele Avenue, SW
Grand Rapids, MI 49507

Joseph M. Billy                                    2,352(13)        *            2,352              --        *
253 Lafayette Avenue
Passaic, NJ 07055

Bart Birnbaum                                     15,727(14)        *            2,352          13,375        *
8015 SW 15 Street
Miami, FL 33144


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Francis A. Bonanno                                5,882(15)         *            5,882              --        *
1797 Kylemore Court
Dayton, OH 45459

John Bradley                                      5,211(16)         *            5,211              --        *
One Citizens Federal Centre, Suite 1600
Dayton, Ohio 45402

Richard Buchakijian                               2,352(17)         *            2,352              --        *
85 Beaver Street
c/o Reliable Brands
Albany, NY 12207

Peter Burns                                      28,149(18)         *           18,918           9,231        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

John F. and Pamela S. Carroll                     5,718(19)         *            5,718              --        *
3691 Fawn Run Dr.
Cincinnati, OH 45241

Phillip E. Casey & Betty Casey                   14,429(20)         *            5,882           8,547        *
3435 Bayshore Blvd. # 601
Tampa, FL 33629

Corbert L. Clark                                  4,705(21)         *            4,705              --        *
433 N.W. Front Street
Walnut Ridge, AR 72476

Charles Schwab, Custodian FBO:                    4,705(22)         *            4,705              --        *
Robert Colaizzi IRA
1958 Summit Park Drive, Suite 500
Orlando, FL 32810

Conner &  Murphy                                 57,178(23)         1.23        57,178              --        *
7777 Washington Village Dr., Suite 290
Centerville, OH 45459

Tim Cornell, IRA                                  5,718(24)         *            5,718              --        *
One Citzens Federal Centre, Suite 1600
Dayton, OH 45402

Joseph D'Amadeo                                  53,013(25)         1.14        31,489          21,524        *
100 Wall Street, 10th Floor
New York, N.Y.

Robert L. and Tracey H. DeBruyn                   2,352(26)         *            2,352              --        *
2030 Pierre
Manhattan, KS 66502

Dolphin Offshore Partners, L.P.                 690,590(27)        14.49       571,787         118,803       2.01
c/o Dolphin Management
129 East 17th Street
New York, N.Y.  10007

James P. Ebersole, Sr.                            2,352(28)         *            2,352              --        *
3635 Green Acres Place Drive
Garden District No. 334
Bossier City, LA 71111


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
EBS Microcap Partners, LP                         41,100(29)        *           41,100              --        *
7777 Washington Village Dr., Suite 210
Dayton, OH 45459-3976

EBS Partners, L.P.                               115,737(30)      2.46         115,737              --        *
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

The Equity Group Inc. Profit Sharing Plan &       23,529(31)        *           23,529              --        *
Trust
800 Third Avenue, 36th Floor
New York, NY 10022

John C. Ernst Revocable Trust                     17,647(32)        *           17,647              --        *
875 Copperfield Lane
Tipp City, OH 45371

Michael E. Ervin MD                                9,411(33)        *            9,411              --        *
626 West David Road
Dayton, OH 45429

Margaret & Albert J. Esposito                      2,352(34)        *            2,352              --        *
44 Thornhedge Rd.
Bellport, NY 11713

John Eubel - Mutual Fund/Keogh PS Voluntary        7,058(35)        *            7,058              --        *
3821 St. Andrews Drive
Fairborn, OH 45324-9718

Harry M. Farnham III or Cynthia Farnham            5,882(36)        *            5,882              --        *
7006 McKamy Boulevard
Dallas, TX 75248

Denis Fortin                                      28,858(37)        *           11,764          17,094        *
26 Brookside Drive
Easton, CT 06612

Keith M. Ganzer                                    2,352(38)        *            2,352              --        *
704 Colorado Avenue
Bridgeport, CT 06605

B. Kent Garlinghouse                              14,429(39)        *            5,882           8,547        *
2001 SW Wildwood Lane
Topeka, KS 66611

Gem City                                          10,588(40)        *           10,588              --        *
Emergency Associates, Inc. Pension Trust FBO
Richard Coalson, M.D.
171 Walnut Grove Dr.
Centerville, OH 45458

Gem City                                           5,882(41)        *            5,882              --        *
Emergency Associates, Inc. Pension Trust FBO
Robert A. Uptmor, M.D.
1223 Waterwyck Trail
Centerville, OH 45458

Ben Genet                                         10,882(42)        *            5,882           5,000        *
3870 N. 40th Avenue
Hollywood, FL 33021



                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
James Gerchow                                    14,429(43)         *            5,882         8,547        *
64177 Rommell Road
Sturgis, MI 49091

David Gilbertson                                  7,058(44)         *            7,058            --        *
2434 Como Avenue
St. Paul, MN 55108

Linda K. Goldenberg                               8,727(45)         *            2,352         6,375        *
177 North Village Way
Jupiter, FL 33459

Jack C. Goldstein and Leslie S. Goldstein,        2,352(46)         *            2,352            --        *
Joint Tenants WROS
16 Sugarberry Circle
Houston, TX 77024

Jean B. Gordon                                    7,148(47)         *            7,148            --        *
6676 Egg Court, Apt. D
Dublin, OH 43017

John R. Graham, Trustee                           2,352(48)         *            2,352            --        *
1512 Country Club Place
Manhattan, KS 66502

Donald Gross                                      2,352(49)         *            2,352            --        *
23 Par Court
North Hills, NY

Grover, Ciment, Weinstein, Stauber &            113,727(50)       2.44          38,370        75,357       1.28
Friedman, P.A. Money Purchase Pension Plan
and Trust F.B.O. Robert Grover
777 Arthur Godfrey Road, 2nd Floor
Miami Beach, FL 33140

Kettering Anesthesia                              5,882(51)         *            5,882            --        *
Assoc. P & P/S Retirement Plan FBO Augustus
A. Gullett
2085 S. Linda Drive
Bellbrook, OH 45305

David Gutridge                                   14,295(52)         *           14,295            --        *
1611 Runnymeade Road
Dayton, OH 45419

Douglas E. Hailey                                55,524(53)       1.17          46,293         9,231        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

Bradley Hausfeld                                  7,148(54)         *            7,148            --        *
400 Cherokee Drive
Dayton, OH 45427

Tom Hausfeld                                      7,148(55)         *            7,148            --        *
400 Cherokee Drive
Dayton, OH 45427

Ervin Hendricks                                   5,882(56)         *            5,882            --        *
371 Robert P. Jeans Road
Easly, SC 29640


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Hilltop Offshore Limited                          12,229(57)        *           12,229            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Hilltop Partners, L.P.                            54,409(58)      1.16          54,409            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Robert J. Holtgreive Individual Retirement         7,058(59)        *            7,058            --        *
Account
3925 36th Street NW
Canton, OH 44718

Billy P. Hudson                                    2,352(60)        *            2,352            --        *
326 Quail Ridge Road
Franklin, KY 42134

Paine Webber as IRA Custodian for Frank D.         9,474(61)        *            5,882         3,592        *
Hutchinson, III
63 Covington Lane
Palm Coast, FL 32137

Industrial Grinding                                4,705(62)        *            4,705            --        *
Profit Sharing Plan U/A 10/01/84
2306 Ontario Ave.
Dayton, OH 45414

Lawrence K. Jackson &                              4,705(63)        *            4,705            --        *
Eileen M. Jackson
10650 Robert Drive
Chagrin Falls, OH 44022-4140

Ronnie Johnson                                    23,529(64)        *           23,529            --        *
135 Calloway Lane
Union Grove, NC 28689

Howard Kalka                                       5,882(65)        *            5,882            --        *
2 Knolls Dr.
Old Westbury, NY 11568

Felice M. Kantor                                   5,882(66)        *            5,882            --        *
740 Oakwood Ave.
Dayton, OH 45419

Dr. Neil Kantor IRA R/O                            5,882(67)        *            5,882            --        *
740 Oakwood Avenue
Dayton, OH 45419

Dale Kaplan-Stein                                 38,737(68)        *           11,764        26,973        *
Robert Kaplan-Stein
13429 NW 32 Place
Gainesville, FL 32606

Dale Sue Kaplan-Stein, IRA                        38,737(69)        *            6,329        32,408        *
13429 NW 32 Place
Gainesville, FL 32606


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------

Richard N. Kappel/Alicia L. Kappel                11,764(70)        *           11,764            --        *
328 Narrows Trace
Xenia, OH 45385

Leslie Kaser                                       2,352(71)        *            2,352            --        *
806 Appollo Avenue, Box 327
Osborne, KS 67473

Richard J. Kasten                                  4,705(72)        *            4,705            --        *
1705 Clover Drive
Palatine, IL 60067-4637

The Key Group Inc.                                28,589(73)        *           28,589            --        *
19 Durham Drive
Dix Hills, NY 11746-5310

Lawrence Klein Revocable Living Trust              5,718(74)        *            5,718            --        *
1973 West Alex-Bell Road
Dayton, OH 45459

Thomas & Paula Kreusch                            14,295(75)        *           14,295            --        *
525 Windsor Park Drive
Dayton, OH 45459

Lancer Offshore, Inc.                            581,212(76)      12.61        414,546       166,666       2.82
Kaya, Flamboyan 9
P.O. Box 812
Willmstad Curacao
Netherlands Antilles

Lancer Voyager Fund                              157,243(77)       3.41        157,243            --        *
Charlotte House
Charlotte Street
Nassau, Bahamas

Brian Scott Larson & Debra Lynn Larson, JT        14,429(78)        *            5,882         8,547        *
3890 Davis Canyon Road
San Luis Obispo, CA 93405-8022

Ken Lawson                                           200(79)        *              200            --        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

Gustave L. Levinson                               11,764(80)        *           11,764            --        *
1200 Merriman Road
Akron, OH 44313

Ronald N. Magruder                                23,529(81)        *           23,529            --        *
203 Kensington Park
Nashville, TN 37215

James D. Matlock IRA                               8,235(82)        *            8,235            --        *
6888 Oakwood Grove
Houston, TX 77040

David F. McCartney                                 5,770(83)        *            2,352         3,418        *
P.O. Box 1192
Paris, TN 38242


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Martin McCarty, Richman & Wright Co. LPA          7,058(84)         *            7,058            --        *
26 North Wright Avenue
Fairborn, OH 45324

Donald B. And Jacqueline M. McCulloch             7,480(85)         *            2,352         5,128        *
820 Oakmere Place
North Muskegon, MI 49445

Anthony R. Medici                                 2,352(86)         *            2,352            --        *
37 Remington Drive
Edison, NJ 08070

Norman V. Meintel, IRA                            5,718(87)         *            5,718            --        *
5184 Pondoray Place
Dayton, OH 45440-2419

John E. Meyer                                    28,235(88)         *           28,235            --        *
2520 Elam Road
Xenia, OH 45385

Patricia L. Meyer                                 4,705(89)         *            4,705            --        *
616 Autumn Creek Drive
Fairborn, OH 45324

MH Capital Partners                              21,442(90)         *           21,442            --        *
237 Park Avenue, Suite 801
New York, NY 10017

Miami Valley                                      4,705(91)         *            4,705            --        *
Worldwide Inc. 401(k) Pension Plan
P.O. Box 2408
Dayton, OH 45401

Mark Mickley                                      5,718(92)         *            5,718            --        *
812 Country Club Drive
Howard, OH 43028

Rudolph Miles                                     3,529(93)         *            3,529            --        *
3905 Flamingo
El Paso, TX 79902

R. Mike Miller                                    3,529(94)         *            3,529            --        *
28 Chelian Key
Bellew, WA 98006

Steven A. Miller,                                 4,705(95)         *            4,705            --        *
C.E. Liesner TTEE Steven A. Miller &
Cathy E. Liesner Rev. Tr. U/A 3/30/94
5990 Munger Road
Dayton, OH 45459

Thomas P. Morrissey                               4,705(96)         *            4,705            --        *
236 W. Detweiller Dr.
Peoria, IL 61615

James R. Murphy                                   5,718(97)         *            5,718            --        *
7777 Washington Village Dr., Suite 290
Centerville, OH 45459


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Douglas B. Odell                                  2,352(98)         *            2,352            --        *
3 Imperial Landing
Westport, CT 06880

Richard Oh                                        4,712(99)         *            2,712         2,000        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

M. Orlandini                                      7,148(100)        *            7,148            --        *
124 Gregg Parkway
Columbia, SC 29206

Fred Ostad                                        2,352(101)        *            2,352            --        *
320 E. 65th Street, 619
New York, NY 10021

P-G Line, Inc. Corporate Investment               5,882(102)        *            5,882            --        *
5154 Wesley Way
Columbus, OH 43214-7502

Vincent Palmieri                                  5,000(103)        *            2,500         2,500        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

Robert G. Paul                                    9,411(104)        *            9,411            --        *
1965 Mornington Lane # 14
Cleveland Heights, OH 44106

Dubuque Bank & Trust Co., TTEE Dubuque           11,058(105)        *           11,058            --        *
Orthopaedic Surgeons PC PS FBO James A.
Pearson
15002 West Station Road
East DuBuque, IL 61025

Thomas J. Pedrick Pension Plan                    4,705(106)        *            4,705            --        *
784 Northbridge Lane
Worthington, OH 43235

S.R. Penn, Jr.                                   28,858(107)        *           11,764        17,094        *
P.O. Box 248
Columbia City, IN 46725

Donald L. Phlipot                                10,588(108)        *           10,588            --        *
2520 Deep Hollow Lane
Dayton, OH 45419-1305

R & D Investment Partnership, L.P.              115,737(109)      2.46         115,737            --        *
3821 St. Andrews Drive
Fairborn, OH 45324-9718

The R Trust                                       4,767(110)        *            4,767            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Louis Randle                                      2,352(111)        *            2,352            --        *
P.O. Box 681248
Indianpolis, IN 46268


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
David Random                                      4,705(112)        *            4,705            --        *
54-6 Oak Street
Beverly Farms, MA 01915

The Rebecca Trust                                 2,280(113)        *            2,280            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Michael E. Recca                                 50,945(114)      1.12          36,176        14,769        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

Karl Reeves                                         775(115)        *              350           425        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

First Trust National Association Trustee          2,352(116)        *            2,352            --        *
Dorsey & Whitney Master Trust FBO Rein
P.O. Box 64488
St. Paul, MN 55164

Ronald Reshefsky                                  4,705(117)        *            4,705            --        *
7842 Afton Villa Court
Boca Raton, FL 33433

Aubrey L. Roberts IRA                             5,647(118)        *            5,647            --        *
P.O. Box 1521
Abilene, TX 79604

Thomas L. Ross                                    4,941(119)        *            4,941            --        *
& Verna A. Ross TTEE FBO The Ross Family
Trust
Route 1, Box 170
Pelkie, MI 49958-9743

Edwin L. Ryan, Jr. Individual Retirement         11,763(120)        *            7,058         4,705        *
Account
1974 Woodson Ct.
Dayton, OH 45459

Edwin L. Ryan, Jr.                               11,763(121)        *            4,705         7,058        *
1974 Woodson Ct.
Dayton, OH 45459

Jeffrey L. Sadar and                              2,352(122)        *            2,352            --        *
Barbara A. Sadar
6640 Ridgebury Boulevard
Mayfield Heights, OH 44124

Robert Schroeder                                  6,250(123)        *            1,250         5,000        *
100 Wall Street, 10th Floor
New York, N.Y. 10005

Lawrence S. Smith                                 2,352(124)        *            2,352            --        *
273 Dolly Road
Contoocook, NH 03229

William C. Smith Jr.                              2,352(125)        *            2,352            --        *
17650 A.L. Philpott Highway
Martinsville, VA 24112


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
George Souaid                                    11,064(126)        *           11,064            --        *
1111 Crandon Boulevard B 1201
Key Biscayne, FL 33149

Gordon Souaid                                     5,182(127)        *            5,182            --        *
406 Holiday Drive
Hallandale, FL 33009

Robert G. Souaid                                 21,427(128)        *           21,427            --        *
6440 North Bay Road
Miami Beach, FL 33141-4516

MidAm/Investment & Trust Services, Custodian     18,823(129)        *           18,823            --        *
For: Spangler Candy & Related Companies
Retirement Plan
400 N. Portland Street
Bryan, OH   43506

Sharon Feldman Stauber                           31,583(130)        *           19,036        12,547        *
4080 N. 41st Street
Hollywood, FL 33021

Grover, Ciment, Weinstein, Stauber &            119,610(131)      2.47          44,253        75,357       1.28
Friedman, P.A. Money Purchase Pension Plan
and Trust F.B.O. Sherwin Stauber
4607 Meridian Avenue
Miami Beach, FL 33140

Arthur D. Sterling                               11,764(132)        *           11,764            --        *
3000 Northmoor Trail
Michigan City, IN 46360

MLPF & S Cust.                                    7,058(133)        *            7,058            --        *
FBO Robert R. Strempel IRA
2 Marsh Winds Island
Hilton Head Island, SC 29926

Alice V. Suttman                                  7,148(134)        *            7,148            --        *
6665 Tifton Green Trail
Centerville, OH 45459

Alice V. Suttman IRA                              4,705(135)        *            4,705            --        *
6665 Tifton Green Trail
Centerville, OH 45459

Dr. Herbert Swerdlow                              4,705(136)        *            4,705            --        *
15300 SW 81 Avenue
Miami, FL 33157

Eugene Szczepanski                               14,429(137)        *            5,882         8,547        *
35 Highland Avenue
Worthington, OH 43085

James L. Tadych                                  11,764(138)        *           11,764            --        *
T & C Market
205 N. Main Street
Brillion, WI 54110

Taglich Brothers, D'Amadeo, Wagner &            196,527(139)      4.22          16,939       179,588       3.04
Company, Incorporated
100 Wall Street, 10th Floor
New York, NY 10005


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Michael Taglich                                  88,696(140)      1.91          47,752        40,944        *
100 Wall Street
New York, NY 10005

Michael Taglich IRA                              88,696(141)      1.91           6,823        81,873        1.39
100 Wall Street
New York, NY 10005

Robert F. Taglich                                88,696(142)      1.91          54,575        34,121        *
100 Wall Street, 10th Floor
New York, NY 10005

Raybourne Thompson, Jr. Personal Portfolio       29,176(143)        *           29,176            --        *
1001 Fannin, Suite 3227
Houston, TX 77002-6760

William R. Thompson                               6,823(144)        *            6,823            --        *
3573 Springdale Drive
Dayton, OH 45419

EMJAY Co. F.B.O. Thuemling Industrial             5,882(145)        *            5,882            --        *
Products
P.O. Box 17909
Milwaukee, WI 53217

Arthur M. Toback                                  5,182(146)        *            5,182            --        *
Lakeway Drive
Brewster, NY 10509

Lois A. Vickers                                   9,176(147)        *            9,176            --        *
539 East Washington Street
Chagrin Falls, OH 44022

Milton J. Wallace and                           418,007(148)      8.53           5,882       412,125        6.65
Regina T. Wallace, Joint Tenants
2222 Ponce De Leon Blvd, # 600
Coral Gables, FL 33134

Grover, Ciment, Weinstein, Stauber &            113,728(149)      2.44          37,991        75,737        1.28
Friedman, P.A. Money Purchase Pension Plan
and Trust F.B.O. Marvin Weinstein
777 Arthur Godfrey Road, 2nd Floor
Miami Beach, FL 33140

George H. Welsh                                   8,235(150)        *            8,235            --        *
Revocable Living Trust Dtd. 8/1/90 - Trust B
6717 Tifton Green Trail
Centerville, OH 45459-6225

Billy A. West                                     8,235(151)        *            8,235            --        *
Trust Billy A. West Trustee
3841 St. Andrews Drive
Fairborn, OH 45324

Wheat First Butcher Singer, Inc.                 12,000(152)        *           12,000            --        *
7777 Washington Village Drive, Suite 210
Dayton, OH 45459


                                                                                                   SHARES TO BE
                                                   SHARES BENEFICIALLY                          BENEFICIALLY OWNED
   NAME AND ADDRESS OF SELLING STOCKHOLDER       OWNED PRIOR TO OFFERING                          AFTER OFFERING
----------------------------------------------  --------------------------   SHARES BEING    -------------------------
                                                    SHARES       PERCENT      OFFERED(2)       NUMBER      PERCENT(2)
                                                --------------  ----------  --------------   -----------   -----------
Richard Wick                                      7,148(153)        *            7,148            --        *
2306 Ontario Avenue
Dayton, OH 45414

Gem City                                          7,058(154)        *            7,058            --        *
Emergency Associates, Inc. Pension Trust FBO
Craig F. Williams, M.D.
6649 Stamford Place
Centerville, OH 45459

Ann W. Williamson                                 3,529(155)        *            3,529            --        *
P.O. Box 86
Meridan, MS 39302-0086

Retirement Accounts & Co. FBO Stuart H.          11,727(156)        *           11,727            --        *
Winston
P.O. Box 173785
Denver, CO 80217-3785

Paul R. Winter                                    2,352(157)        *            2,352            --        *
1910 E. 86th Street
Bloomington, MN 55425

Wolfson Equities                                  7,930(158)        *            7,930            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Wolfson Family Trust                              6,011(159)        *            6,011            --        *
45 W. 45th Street, Suite 905
New York, New York 10036

Wolfson Grandchildren Trust                       1,658(160)        *            1,658            --        *
45 W. 45th Street, Suite 905
New York, NY 10036

Zev W. Wolfson IRA Rollover                      10,778(161)        *           10,778            --        *
One State Street Plaza
New York, NY 10004

John R. Worthington                               9,411(162)        *            9,411            --        *
1801 Pennsylvania Avenue, N.W.
Washington, D.C.  20006-3606

Ronald L. Eubel                                 778,367(163)      16.59        778,367            --        *
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

Mark E. Brady                                   778,367(163)      16.59        778,367            --        *
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

Robert J. Suttman, II                           778,367(163)      16.59        778,367            --        *
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

Eubel, Brady & Suttman Asset                    777,367(163)      16.59        778,367            --        *
Management, Inc.
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

Laifer Capital Management, Inc.                 100,062(164)       2.25        100,062            --        *
45 W. 45th Street, 9th Floor
New York, N.Y. 10036


----------------------------------------

*        Less than one percent.

(1) Based upon 4,628,747 shares of Common Stock outstanding. Each beneficial owner's percentage is determined by assuming that Series A Preferred Stock and warrants that are held by such person (but not those held by any other person) have been converted or exercised, respectively.
(2) Based upon 5,900,758 shares of Common Stock to be outstanding assuming that all Series A Preferred Stock and warrants have been converted or exercised, respectively.
(3) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 5,882 shares of Common Stock owned by 75 West Phase II, Inc.; (iii) 20,644 shares of Common Stock owned by Dale and Robert Kaplan Stein and (iv) 6,329 shares of Common Stock owned by the Dale-Sue Kaplan-Stein IRA.

(4) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 5,882 shares of common stock owned by 75 West Phase I Partnership; (iii) 20,644 shares of common stock owned by Dale and Robert Kaplan Stein and (iv) 6,329 shares of common stock owned by the Dale-Sue Kaplan-Stein IRA.
(5) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(6) Includes (i) 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (ii) 17094 shares underlying 10% convertible redeemable debentures ("Debentures").
(7) Includes 3,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(8) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(9) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(10) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(11) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(12) Includes 3,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(13) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(14) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(15) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(16) Includes (i) 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 101 shares of Common Stock issuable upon exercise of Common Warrants.
(17) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(18)     Includes (i) 8,078 shares of Common Stock underlying Series A Warrants;
         (ii) 10,840 shares of Common Stock issuable upon exercise of Placement Warrants; and (iii) 9,231 shares of Common Stock issuable upon exercise of other warrants.
(19) Includes 201 shares of Common Stock issuable upon exercise of Common Warrants.
(20) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and 8,547 shares of common stock issuable upon conversion of Debentures.
(21) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(22) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(23) Includes 2,006 shares of Common Stock issuable upon exercise of Common Warrants
(24)     Includes 201 shares of Common Stock issuable upon exercise of Common
         Warrants
(25) Includes (i) 16,962 shares of Common Stock issuable upon exercise of Series A Warrants; (ii) 14,527 shares of Common Stock issuable upon exercise of Placement Warrants; (iii) 4,585 shares of Common Stock issuable upon exercise of other warrants; and (iv) 16,939 shares of Common Stock beneficially owned by Taglich Brothers, D'Amadeo and Company, Incorporated, of which Mr. D'Amadeo is a principal.
(26) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(27) Includes (i) 20,063 shares of Common Stock issuable upon exercise of Common Warrants; and (ii) 118,803 shares issuable upon conversion of Debentures.
(28) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(29) Includes (i) 28,235 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 451 shares of Common Stock issuable upon exercise of Common Warrants.
(30) Includes (i) 80,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 1,254 shares of Common Stock issuable upon exercise of Common Warrants.

(31) Includes 23,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(32) Includes 17,647 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(33) Includes 9,411 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(34) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(35) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(36) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(37) Includes (i) 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 17,094 shares of Common Stock issuable upon conversion of Debentures.
(38) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(39) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 8,547 shares of Common Stock issuable upon conversion of Debentures.
(40) Includes 10,588 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(41) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(42) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(43) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 8,547 shares of Common Stock issuable upon conversion of Debentures.
(44) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(45) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(46) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(47) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(48) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(49) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(50) Includes (i) 17,646 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 727 shares of Common Stock issuable upon exercise of Common Warrants.
(51) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(52) Includes 502 shares of Common Stock issuable upon exercise of Common Warrants.
(53) Includes (i) 23,300 shares of Common Stock issuable upon exercise of Series A Warrants; (ii) 22,993 shares of Common Stock issuable upon exercise of Placement Warrants; and (iii) 9,231 shares of Common Stock issuable upon exercise of other Warrants.
(54) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(55) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(56) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(57) Includes 429 shares of Common Stock issuable upon exercise of Common Warrants.
(58) Includes 1,909 shares of Common Stock issuable upon exercise of Common Warrants.
(59) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(60) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(61) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.

(62) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(63) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(64) Includes 23,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(65) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(66) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(67) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(68) Includes (i) 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 5,882 shares of Common Stock owned by 75 West Phase I Partnership; (iii) 5,882 shares of Common Stock owned by 75 West Phase II, Inc.; and (iv) 6,329 shares of Common Stock owned by the Dale-Sue Kaplan-Stein IRA.
(69) Includes (i) 6,329 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 5,882 shares of Common Stock owned by 75 West Phase I Partnership; (iii) 5,882 shares of Common Stock owned by 75 West Phase II, Inc.; and (iv) 20,644 shares of Common Stock owned by Dale and Robert Kaplan Stein.
(70) Includes 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(71) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(72) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(73) Includes 1,003 shares of Common Stock issuable upon exercise of Common Warrants.
(74) Includes 201 shares of Common Stock issuable upon exercise of Common Warrants.
(75) Includes 502 shares of Common Stock issuable upon exercise of Common Warrants.
(76) Includes 14,546 shares of Common Stock issuable upon exercise of Common Warrants.
(77) Includes 5,518 shares of Common Stock issuable upon exercise of Common Warrants.
(78) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 8,547 shares of Common Stock issuable upon conversion of Debentures.
(79) Includes 200 shares of Common Stock issuable upon exercise of Series A Warrants.
(80) Includes 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(81) Includes 23,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(82) Includes 8,235 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(83) Includes (i) 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 3,418 shares of Common Stock issuable upon conversion of Debentures.
(84) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(85) Includes (i) 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 5,128 shares of Common Stock issuable upon conversion of Debentures.
(86) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(87) Includes 201 shares of Common Stock issuable upon exercise of Common Warrants.
(88) Includes 28,235 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(89) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(90) Includes 752 shares of Common Stock issuable upon exercise of Common Warrants.
(91) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.

(92) Includes 201 shares of Common Stock issuable upon exercise of Common Warrants.
(93) Includes 3,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(94) Includes 3,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(95) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(96) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(97) Includes 201 shares of Common Stock issuable upon exercise of Common Warrants.
(98) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(99) Includes (i) 1,212 shares of Common Stock issuable upon exercise of Series A Warrants; (ii) 1,500 shares of Common Stock issuable upon exercise of Placement Warrants; and (iii) 2,000 shares of Common Stock issuable upon exercise of other warrants.
(100) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(101) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(102) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(103) Includes (i) 1,000 shares of Common Stock issuable upon exercise of Series A Warrants; (ii) 1,500 shares of Common Stock issuable upon exercise of Placement Warrants; and (iii) 2,500 shares of Common Stock issuable upon exercise of other warrants.
(104) Includes 9,411 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(105) Includes 11,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(106) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(107) Includes (i) 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 17,094 shares of Common Stock issuable upon conversion of Debentures.
(108) Includes 10,588 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(109) Includes (i) 80,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 1,254 shares of Common Stock issuable upon exercise of Common Warrants.
(110) Includes 167 shares of Common Stock issuable upon conversion of Debentures.
(111) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(112) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(113) Includes 80 shares of Common Stock issuable upon exercise of Debentures.
(114) Includes (i) 16,078 shares of Common Stock issuable upon exercise of Series A Warrants; (ii) 20,098 shares of Common Stock issuable upon exercise of Placement Warrants; and (iii) 14,769 shares of Common Stock issuable upon exercise of other warrants.
(115) Includes (i) 350 shares of Common Stock issuable upon exercise of Series A Warrants; and (ii) 4,253 shares of Common Stock issuable upon exercise of other warrants.
(116) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(117) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(118) Includes 5,647 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(119) Includes 4,941 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(120) Includes (i) 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 4,705 shares of Common Stock beneficially by Edwin L. Ryan, Jr.

(121) Includes (i) 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and 7,058 shares of Common Stock beneficially by Edwin L. Ryan, Jr. Individual Retirement Account.
(122) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(123) Includes (i) 1,250 shares of Common Stock issuable upon exercise of Placement Warrants; and (ii) 5,000 shares of Common Stock issuable upon exercise of other warrants.
(124) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(125) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(126) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 182 shares of Common Stock issuable upon exercise of Common Warrants.
(127) Includes 182 shares of Common Stock issuable upon exercise of Common Warrants.
(128) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 545 shares of Common Stock issuable upon exercise of Common Warrants.
(129) Includes 18,823 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(130) Includes (i) 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 145 shares of Common Stock issuable upon exercise of Common Warrants; and (iii) 8,547 shares of Common Stock issuable upon conversion of Debentures. Ms. Stauber is the sister-in-law of Daniel A. Stauber, President and Chief Executive Officer of the Company.
(131) Includes (i) 23,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 727 shares of Common Stock issauble upon exercise of Common Warrants. Mr. Stauber is the father of Daniel A. Stauber, President and Chief Executive Officer of the Company.
(132) Includes 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(133) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(134) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(135) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(136) Includes 4,705 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(137) Includes (i) 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 8,547 shares of Common Stock issuable upon conversion of Debentures.
(138) Includes 11,764 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(139) Includes (i) 594 shares of Common Stock issuable upon exercise of Common Warrants; (ii) 71,757 shares of Common Stock beneficially owned by Michael Taglich, a principal of such company; (iii) 71,757 shares of Common Stock beneficially owned by Robert Taglich, a principal of such company; and (iv) 36,074 shares of Common Stock beneficially owned by Joseph D'Amadeo, a principal of such company.
(140) Includes (i) 2,588 shares of Common Stock issuable upon conversion of Shares of Series A Preferred Stock; (ii) 16,962 shares of Common Stock issuable upon exercise of Series A Warrants; (iii) 14,527 shares of Common Stock issuable upon exercise of Placement Warrants; (iv) 13,675 shares of Common Stock issuable upon conversion of Debentures; (v) 6,823 shares of Common Stock beneficially owned by Michael Taglich, IRA; (vi) 16,939 shares of Common Stock beneficially owned by Taglich Brothers, D'Amedeo, Wagner & Company, Incorporated; and (vii) 17,182 shares of Common Stock issuable upon exercise of other warrants.
(141) Includes (i) 6,823 shares of Common Stock issuable upon conversion of Series A Preferred Stock; (ii) 64,934 shares of Common Stock beneficially owned by Michael Taglich, individually; and (iii) 16,939 shares of Common Stock beneficially owned by Taglich Brothers, D'Amedeo, Wagner & Company, Incorporated.
(142) Includes (i) 9,411 shares of Common Stock issuable upon conversion of Series A Preferred Stock (ii) 16,962 shares of Common Stock issuable upon exercise of Series A Warrants; (iii) 14,527 shares of Common Stock issuable upon exercise of Placement Warrants; (iv) 13,675 shares of Common Stock issuable upon conversion of Debentures; (v) 16,939 shares of Common Stock beneficially owned by Taglich Brothers, D'Amedeo, Wagner & Company; (vi) 17,182 shares of Common Stock issuable upon exercise of other warrants.
(143) Includes 29,176 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(144) Includes 6,823 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(145) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(146) Includes 182 shares of Common Stock issuable upon exercise of Common Warrants.
(147) Includes 9,176 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(148) Includes 5,882 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; (ii) 9,375 shares of Common Stock beneficially owned by a corporation of which Mr. Wallace is president, director and a controlling shareholder; (iii) 2,500 shares owned by his wife as custodian for a minor child; and (iv) 297,250 shares of Common Stock issuable upon exercise of options. Mr. Wallace is Chairman of the Board of the Company.
(149) Includes (i) 17,647 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock; and (ii) 727 shares of Common Stock issuable upon exercise of Common Warrants.
(150) Includes 8,235 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(151) Includes 8,235 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(152) Includes 12,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(153) Includes 251 shares of Common Stock issuable upon exercise of Common Warrants.
(154) Includes 7,058 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(155) Includes 3,529 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(156) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(157) Includes 2,352 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.
(158) Includes 278 shares of Common Stock issuable upon exercise of Common Warrants.
(159) Includes 211 shares of Common Stock issuable upon exercise of Common Warrants.
(160) Includes 58 shares of Common Stock issuable upon exercise of Common Warrants.
(161) Includes 378 shares of Common Stock issuable upon exercise of Common Warrants.
(162) Includes 9,411 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock.

(163) Such individuals are investment advisers and principals of Eubel, Brady & Suttman Asset Management, Inc., a registered investment advisor. Includes (i) 7,058 shares of Common Stock beneficially owned by Robert
         J. Holtgreive; (ii) 115,737 shares of Common Stock beneficially owned by R&D Investment Partners, LP; (iii) 4,705 shares of Common Stock beneficially owned by Baker-Hazel Funeral Home; (iv) 4,705 shares of Common Stock beneficially owned by Baker-Hazel Funeral Home Employee Pension Plan; (v) 8,235 shares of Common Stock beneficially owned by Billy A. West Trust; (vi) 115,737 shares of Common Stock beneficially owned by EBS Partners, LP; (vii) 4,705 shares of Common Stock beneficially owned by Hilliard Lyons Custodian for Thomas J. Pedrick;
         (viii) 8,235 shares of Common Stock beneficially owned by James D. Matlock IRA; (ix) 29,176 shares of Common Stock beneficially owned by Raybourne Thompson, Jr.; (x) 5,882 shares of Common Stock beneficially owned by Gem City Emergency Associates, Inc. Pension Trust FBO Robert
         A. Uptmor, M.D.; (xi) 10,588 shares of Common Stock beneficially owned by Gem City Emergency Associates, Inc. Pension Trust FBO Richard Coalson, M.D.; (xii) 5,647 shares of Common Stock beneficially owned by Aubrey L. Roberts IRA; (xiii) 7,058 shares of Common Stock beneficially owned by Gem City Emergency Associates, Inc. Pension Trust FBO Craig F. Williams, M.D.; (xiv) 11,764 shares of Common Stock beneficially owned by Richard N. Kappel / Alicia L. Kappel; (xv) 10,588 shares of Common Stock beneficially owned by Donald L. Phlipot; (xvi) 7,058 shares of Common Stock beneficially owned by MLPF & S Cust. FBO Robert R. Strempel IRA; (xvii) 5,882 shares of Common Stock beneficially owned by P-G Line Inc. Corporate Investment; (xviii) 5,882 shares of Common Stock beneficially owned by Kettering Anesthesia Assoc. P & P/S Retirement Plan FBO Augustus A. Gullett; (xix) 4,705 shares of Common Stock beneficially owned by Industrial Grinding Profit Sharing Plan U/A 10/01/84; (xx) 4,705 shares of Common Stock beneficially owned by Edwin L. Ryan, Jr.; (xxi) 12,000 shares of Common Stock beneficially owned by EBS Asset Management P/S Plan; (xxii) 17,647 shares of Common Stock beneficially owned by Custodian for John C. Ernst Revocable Trust; (xxiii) 11,058 shares of Common Stock beneficially owned by Dubuque Bank & Trust Co., TTEE Dubuque Orthopaedic Surgeons PC PS FBO James A. Pearson; (xxiv) 6,823 shares of Common Stock beneficially owned by William R. Thompson; (xxv) 9,176 shares of Common Stock beneficially owned by Custodian for Lois A. Vickers Personal Portfolio; (xxvi) 4,705 shares of Common Stock beneficially owned by Miami Valley Worldwide Inc. 401(K) Pension Plan; (xxvii) 18,823 shares of Common Stock beneficially owned by MidAm / Investment & Trust Services Custodian for Spangler Candy & Related Companies Retirement Plan; (xxviii) 5,882 shares of Common Stock beneficially owned by Francis A. Bonanno;
          (xxix) 7,058 shares of Common Stock beneficially owned by John Eubel - Mutual Fund/Keogh PS Voluntary; (xxx) 4,705 shares of Common Stock beneficially owned by Alice V. Suttman IRA; (xxxi) 5,882 shares of Common Stock beneficially owned by Felice M. Kantor; (xxxi) 4,705 shares of Common Stock beneficially owned by Lawrence K. Jackson & Eileen M. Jackson Personal Joint Portfolio; (xxxii) 7,058 shares of Common Stock beneficially owned by Martin, McCarty, Richman & Wright Co. LPA; (xxxiii) 7,058 shares of Common Stock beneficially owned by Edwin L. Ryan, Jr.; (xxxiv) 9,411 shares of Common Stock beneficially owned by Michael E. Ervin, MD; (xxxv) 4,941 shares of Common Stock beneficially owned by Thomas L. Ross & Verna A. Ross TTEE; (xxxvi) 8,235 shares of Common Stock beneficially owned by George H. Welsh Revocable Living Trust Dtd. 8/1/90 - Trust B; (xxxvii) 5,882 shares of Common Stock beneficially owned by Dr. Neil Kanto IRA Rollover; (xxxviii) 28,235 shares of Common Stock beneficially owned by John E. Meyer; (xxxix) 4,705 shares of Common Stock beneficially owned by Steven A. Miller, C.E. Liesner TTEE Steven A. Miller & Cathy E. Liesner Rev. Tr. U/A 3/30/94; (xl) 4,705 shares of Common Stock beneficially owned by Patricia L. Meyer; (xli) 41,100 shares of Common Stock beneficially owned by EBS Microcap Partners, L.P.; (xlii) 4,705 shares of Common Stock beneficially owned by Robert Colaizzi; (xliii) 7,148 shares of Common Stock beneficially owned by Alice V. Suttman;
          (xliv) 14,295 shares of Common Stock beneficially owned by Thomas & Paula Kreusch; (xlv) 5,718 shares of Common Stock beneficially owned by Norman V. Meintal, IRA; (xlvi) 5,718 shares of Common Stock beneficially owned by Mark Mickley; (xlvii) 5,718 shares of Common Stock beneficially owned by James R. Murphy; (xlviii) 7,148 shares of Common Stock beneficially owned by M. Orlandini; (xlix) 7,148 shares of Common Stock beneficially owned by Richard Wick; (xlx) 2,859 shares of Common Stock beneficially owned by John Bradley 401k; (xlxi) 5,718 shares of Common Stock beneficially owned by John F. and Pamela S. Carroll; (xlxii) 57,178 shares of Common Stock beneficially owned by Conner & Murphy; (xlxiii) 5,718 shares of Common Stock beneficially owned by Tim Cornell, IRA; (xlxiv) 7,148 shares of Common Stock beneficially owned by Jean B. Gordon; (xlxv) 14,295 shares of Common Stock beneficially owned by David Gutridge; (xlxvi) 7,148 shares of Common Stock beneficially owned by Bradley Hausfeld; (xlxvii) 7,148 shares of Common Stock beneficially owned by Tim Hausfeld; and (xlxviii) 5,718 shares of Common Stock beneficially owned by Lawrence Klein Revocable Living Trust.

(164) Includes (i) 12,229 shares of Common Stock beneficially owned by Hilltop Offshore Limited; (ii) 54,409 shares of Common Stock beneficially owned by Hilltop Partners, L.P.; (iii) 4,767 shares of Common Stock beneficially owned by The R Trust; (iv) 2,280 shares of Common Stock beneficially owned by the Rebecca Trust; (v) 7,930 shares of Common Stock beneficially owned by Wolfson Equities; (vi) 6,011 shares of Common Stock beneficially owned by the Wolfson Family Trust;
          (vii) 1,658 shares of Common Stock beneficially owned by the Wolfson Grandchildren Trust and (viii) 10,778 shares of Common Stock beneficially owned by Zev W. Wolfson, IRA Rollover.


         The number of shares of Common Stock which may actually be sold by the Selling Stockholders will be determined from time to time by them and will depend upon a number of factors, including the price of the shares from time to time. Because the Selling Stockholders may offer all or none of the shares that they hold and because the offering contemplated by this Prospectus is not being underwritten, no estimate can be given as to the number of shares that will be held by the Selling Stockholders.

         There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three (3) years, except as indicated in the footnotes above.

                            DESCRIPTION OF SECURITIES

         The Company has 26,000,000 shares of authorized Common Stock, par value $0.001 per share, of which 4,628,747 shares of Common Stock are issued and outstanding, and 4,000,000 shares of preferred stock, of which 42,969 shares of Series A Preferred Stock are outstanding. Assuming the conversion of all shares of Series A Preferred Stock and exercise of the warrants, the Company would have 5,900,758 shares of Common Stock outstanding.

         COMMON STOCK. Each share of Common Stock is entitled to one vote either in person or by proxy in all matters that can be voted upon by the holders thereof at any and all meetings of the stockholders. The holders of Common Stock
(i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company, after the satisfaction of all liabilities of the Company any liquidation preference granted to the holders of any class of Preferred Stock then outstanding, if any; (iii) do not have any preemptive, subscriptive or conversion rights; and (iv) do not have any redemption or sinking fund provisions applicable thereto.

         The Certificate of Incorporation does not provide for cumulative voting. Therefore, stockholders do not have the right to aggregate their votes for the election of directors and, accordingly, stockholders holding more than 50% of the shares of Common Stock outstanding can elect all of the directors.

         PREFERRED STOCK. The Company is authorized to issue 4,000,000 shares of preferred stock, without designation, par value $.01 per share. The certificate of incorporation grants the board of directors the right to cause the Company to issue, from time to time, all or part of the preferred shares remaining undesignated in one or more series, and to fix the number of shares of preferred stock and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof.

SERIES A PREFERRED STOCK

         GENERAL. The Series A Preferred Stock has been authorized as a series consisting of 60,000 shares, of which 42,969 shares are presently outstanding.

         DIVIDENDS. Holders of the Series A Preferred Stock are entitled to cumulative preferential dividends payable quarterly in cash on April 1, July 1, October 1 and January 2 of each year at the rate of $9.00 per share per annum. Through and including July 1, 1998 (the "Initial Period"), the Company has the option to pay such dividends in cash or in shares of Series A Preferred Stock. The shares of Series A Preferred Stock payable as dividends during the Initial Period will be valued at $100.00, except that if the average closing price of the Common Stock for the twenty (20) consecutive trading day period ending five
(5) days (the "Market Price") prior to the dividend record date is less than the Conversion Price, as defined below, the value shall equal the Market Price times the quotient of (i)$100.00 and (ii) the Conversion Price. Thereafter, dividends are payable in cash, except that if the Company is unable to pay cash dividends, it shall pay dividends in shares of Series A Preferred Stock with a value equal to 80% of the lesser of (a) $100.00 or (b) the Market Price times the quotient of (i) $100.00 and (ii) the Conversion Price. Whenever dividends are paid in shares of Series A Preferred Stock, the Company shall not issue fractional shares of Series A Preferred Stock, such fractional amount being payable in cash. Commencing July 1, 2000, the annual dividend rate will increase by $2.50 per quarter up to a maximum dividend of $24.00 per annum (i.e., the October 1, 2000 quarterly dividend shall have a cumulative amount of $11.50 per annum.

         VOTING RIGHTS. The holders of the Series A Preferred Stock are entitled to vote, on all matters in which holders of Common Stock are entitled to vote, voting together with the Common Stock without regard to class. The holders of the Series A Preferred Stock have the number of votes that they would have had assuming conversion of the Series A Preferred Stock into Common Stock as of the record date for the meeting of the Company's shareholders. The holders of the Series A Preferred Stock are entitled to receive all communications sent by the Company to the holders of Common Stock. The holders of Series A Preferred Stock are entitled to vote as a separate class on the issuance of any class of equity securities which ranks equal to or senior to the Series A Preferred Stock, or to change or repeal any of the express terms of the Series A Preferred Stock. When voting as a separate class, the affirmative vote of not less than two-thirds of the outstanding shares of Series A Preferred Stock are required for approval of such matters.

         LIQUIDATION. On any liquidation, dissolution, or winding up of the Company, after payment of all creditors of the Company, the holders of Series A Preferred Stock have the right to receive out of the remaining assets of the Company, before the holders of any other equity interest in the Company are entitled to receive anything, the sum of $100.00 per share, plus any accrued and unpaid dividends.

         VOLUNTARY CONVERSION. Each share of Series A Preferred Stock is convertible at each holder's option into shares of Common Stock, at any time prior to the effective date of the forced conversion or redemption at the conversion rate of $4.25 per share, subject to adjustment (the "Conversion Price"). The Conversion Price is protected against dilution by adjustment of the conversion rate upon the occurrence of certain events, such as stock dividends and distributions, stock splits, recapitalization, mergers, consolidations and the issuance of Common Stock, or options or rights to subscribe for securities convertible into or exchangeable for Common Stock. The Company will not issue fractional shares of Common Stock upon conversion of the Series A Preferred Stock but will pay a cash adjustment for any such fraction. In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company, the holders of the Series A Preferred Stock shall have a right to convert into shares of Common Stock immediately prior to the change of control at a price equal to the lesser of (i) the Conversion Price or (ii) the price per share of Common Stock in the change of control transaction.

         FORCED CONVERSION. The Company has the right to force conversion of the Series A Preferred Stock into shares of Common Stock at any time after issuance of the Series A Preferred Stock, provided that on the day that notice of forced conversion is given and on the Forced Conversion Date (as defined below) the following conditions are satisfied: (i) the underlying Common Stock has been registered pursuant to the Act and such registration is then currently effective; and (ii) the average of the closing bid price of the Common Stock as listed on the National Association of Security Dealers Automated Quotation System ("NASDAQ"), the New York Stock Exchange ("NYSE"), the American Stock Exchange ("ASE") or wherever the Company's Common Stock then trades, is at least 175% of the Conversion Price for twenty (20) trading days within a thirty (30) consecutive trading day period. Any notice of forced conversion must be given to all holders no less than thirty (30) days nor more than forty-five (45) days prior to the date set forth for conversion (the "Forced Conversion Date"). On the Forced Conversion Date, the Company shall pay to all registered holders of Series A Preferred Stock all accrued and unpaid dividends through and including the Forced Conversion Date.

         REDEMPTION. The Company has the right to redeem all of the shares of Series A Preferred Stock commencing thirty (30) months after the Final Closing Date, upon thirty (30) days notice at a price of $100.00 per share, plus accrued and unpaid cumulative dividends to the date of redemption. Holders of Series A Preferred Stock called for redemption may exercise their right to convert any or all such shares into Common Stock at any time prior to the close of business on the day set for redemption of such shares. After the redemption date, such holders' right to convert their shares of Series A Preferred Stock called for redemption will cease and such holders will be entitled only to the redemption price of such shares.


         EXCHANGE RIGHTS. The Company is required to offer to all holders of Series A Preferred Stock the right to exchange their shares of Series A Preferred Stock for any securities to which the Company may sell in any private placement through March 31, 1998. The Company is required to provide notice of any such sale to the holders of Series A Preferred Stock, and the holders of Series A Preferred Stock shall have 15 days within which to elect to exchange such shares. The exchange shall be based upon the original purchase price of the Series A Preferred Stock and the value of the securities issued in the private placement. Upon such exchange, if any, such shares of Series A Preferred Stock would be cancelled of record.

         WARRANTS.

         In connection with the private placement of the Series A Preferred Stock, the Company issued Series A Warrants to purchase 101,104 shares of Common Stock exercisable until October 31, 2002 at an initial exercise price of $4.25 per share to the placement agent of the private placement conducted in October 1997. The Series A Warrant exercise price is subject to certain adjustment provisions as described below. The placement agent distributed the Series A Warrants to various employees and agents of the placement agent.

         In connection with a private placement of Common Stock, the Company issued an aggregate of 58,185 Common Warrants to the purchasers of such Common Stock. Each Common Warrant entitles the holder to purchase one share of common stock at an exercise price of $3.625 per share until December 8, 2002. In connection with the private placement of Common Stock, the Company issued Placement Warrants to purchase 101,762 shares of Common Stock. Of the Placement Warrants, 70,180 Placement Warrants each entitle the holder to purchase one (1) share of Common Stock at an exercise price of $5.00 per share until November 6, 2002 and 31,582 Placement Warrants each entitle the holder to purchase one (1) share of Common Stock at $4.50 per share until December 8, 2002. The warrant exercise price is subject to certain adjustment provisions as described below. The placement agent distributed the warrants to various employees and agents of the placement agent.

         The Company is not required to issue fractional shares upon exercise of any warrants, but may make cash payments thereof, based on the then market price of the Common Stock. No holder of any warrants will be entitled to vote, receive dividends, or be deemed the holder of the Common Stock until such time as the warrants shall have been duly exercised and payment of the purchase price shall have been made. Shares of Common Stock issued upon the exercise of the warrants and on payment of the purchase price will be legally issued, fully paid and non-assessable.

         The warrants are subject to equitable adjustment upon certain events, which include (i) the issuance of Common Stock as a dividend on the outstanding Common Stock; (ii) subdivisions, combinations, and reclassifications of Common Stock; (iii) mergers, consolidations and similar events; (iv) the issuance of Common Stock for a price less than the lesser of the market price of the Common Stock or the exercise price of the Warrants. The holders of the warrants have certain demand and piggy-back registration rights as described below.

         REGISTRATION RIGHTS. The Company has agreed to prepare and file with the SEC a registration statement (the "Registration Statement") on the appropriate form under the Act, with respect to the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, as well as the shares of Common Stock issuable upon the exercise of the Series A Warrants by December 31, 1997. The Company will use its best efforts to have the Registration Statement become effective and to keep such Registration Statement effective for a period of three (3) years following December 31, 1997. If the Registration Statement is not filed within sixty (60) days or is not declared effective by February 28. 1998, the Conversion Price shall be reduced (and concomitantly the number of shares of Common Stock issuable upon conversion or exercise of the Series A Preferred Stock and Series A Warrants, respectively shall increase) by two (2%) percent for each month, or any part thereof, beyond the respective periods, as applicable, until the Registration Statement is filed or declared effective. Holders of Series A Preferred Stock also have certain "piggy-back" registration rights regarding the underlying Common Stock, subject to certain restrictions.

         The Company agreed to register the shares of Common Stock issued in the private placement completed on December 8, 1997, as well as the shares of Common Stock issuable upon the exercise of the Common Warrants and Placement Warrants pursuant to the Act by December 21, 1997. If such Registration Statement was not declared effective by March 21, 1998, the holders of such Common Stock shall be entitled to receive an additional five (5%) shares for each month, or any part thereof, beyond the respective periods. The Company agreed to pay all costs of registration.

CERTAIN ANTI-TAKEOVER PROVISION

         Certain provisions of the Company's charter and by-laws, as well as certain provisions of Delaware law, could have the effect of deterring takeovers. The Board of Directors believes that the provisions of the Company's charter and by-laws described below are prudent and in the best interests of the Company and its stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of the Company.

         Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding fifteen percent (15%) or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three (3) years following the date that a person becomes an Interested Stockholder, the following types of transaction

("Business Combinations") between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of ten percent (10%) or more of the aggregate assets of the corporation, (c) issuance or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and
(e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

         The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date such stockholder became an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder became an Interested Stockholder, the stockholder owns at least 855 of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain merger or consolidations involving the corporation, (b) a sale or other transfer of over fifty percent (50%) of the aggregate assets of the corporation, or (c) a tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the corporation.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its charter or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until twelve (12) months after the date it is adopted. The Company has not adopted such a charter or by-law amendment.

         Included in the rights of any series of preferred stock which may be set by the Board of Directors may be voting rights, if any. It is possible that the Board of Directors could authorized and issue to persons, including existing management, a series of preferred stock with class voting rights which might have the effect of discouraging a takeover attempt or a tender offer. Any such issuance would have to be made for a valid business purpose and for adequate consideration from the recipient of the preferred stock.

         The Company's by-laws contain provisions relating to notice of stockholder meetings which would prohibit a stockholder from nominating a person for the Board of Directors or proposing certain actions relating to the Company's business without advance written notice to the Company. Such written notice must be a minimum of thirty (30) days prior to a stockholders' meeting and must contain specific information about the nominee and the stockholder who makes such nomination or proposal.

         DIVIDEND POLICY. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition, and other business and economic factors affecting the Company at that time as the Board of Directors may consider relevant. The Company currently intends to retain any earnings to provide for the development and growth of the Company.

         TRANSFER AGENT. The Transfer Agent for the Common Stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York.

                                 INDEMNIFICATION

         DELAWARE GENERAL CORPORATION LAW. Section 145 of the Delaware General Corporation Law ("GCL") empowers a corporation to indemnify a director, officer, employee, or agent who is, or is threatened to be, made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is, or was, serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         No indemnification may be made in respect to any claim, issue, or matter brought by or in the right of the corporation as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The indemnification provided in Section 145 is not exclusive of any other right of indemnification. A corporation is empowered to purchase and maintain insurance on behalf of such persons against any liability asserted against them in such capacities, whether or not the corporation would have the right to indemnification against such liabilities under Section 145.

         Subsection (b)(7) of Section 102 of the GCL empowers a corporation to eliminate or limit the personal liability of a director to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;(iii) under Section 174 of the GCL (which provides that under certain circumstances directors shall be jointly and severally liable for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

         CHARTER. Article NINTH of the Company's Charter has adopted the provisions of GCL Section 102(b)(7). Article TENTH of the Company's Charter provides that the Company shall indemnify all persons entitled to be indemnified by GCL 145, including officers and directors, to the fullest extent permitted by such statute.

         SECURITIES AND EXCHANGE COMMISSION POLICY. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              PLAN OF DISTRIBUTION

         This Prospectus, as appropriately amended or supplemented from time to time may be used from time to time by the Selling Stockholders, or their transferees, to offer and sell the Common Stock in transactions in which the Selling Stockholders and any broker-dealer through whom any of the shares of Common Stock are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. The Company would receive an aggregate of $1,133,631 in gross proceeds if all warrants are exercised. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Stock.

         The Company anticipates that resales of the Common Stock by the Selling Stockholders will be effected from time to time on the open market in ordinary brokerage transactions on the NASDAQ-Small Cap Market ("NASDAQ"), on which the Common Stock is included for quotation, in the over-the-counter market, or in private transactions (which may involve block transactions). The Common Stock will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Common Stock may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the NASD may be engaged to act as a Selling Stockholder's agent in the sale of the Common Stock by a Selling Stockholder and/or may acquire Common Stock as principal. Member firms participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such Common Stock, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rates of the NASDAQ, which commissions may be at negotiated rates where permissible. Sales of the Common Stock by the member firm may be made on the NASDAQ from time to time at prices related to prices then prevailing. Any such sales may be by block trade.

         Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. In addition or alternatively, Common Stock may be sold by the Selling Stockholders, and/or by or through the broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NASDAQ, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire Common Stock as principal may thereafter resell such Common Stock from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NASDAQ, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares. Upon the Company's being notified by a Selling Stockholder that a particular offer to sell the Common Stock is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the number of Common Stock involved, (ii) the price at which the Common Stock were sold, (iii) any participating brokers, dealers, agents or member firm involved, (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder, (v) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

         Shares of Common Stock may be sold directly by the Selling Stockholders or through agents designated by the Selling Stockholders from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Stockholders and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Common Stock purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Selling Stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Stockholders comply with the applicable requirements.

                                  LEGAL MATTERS

         The validity of the Common Stock offered by this Prospectus has been passed upon by Wallace, Bauman, Fodiman & Shannon, P.A., Coral Gables, Florida. Milton J. Wallace a shareholder of the law firm, beneficially owns 418,007 shares of the Company's Common Stock, including 5,882 shares of Common Stock underlying Series A Preferred Stock. Other shareholders of such law firm beneficially own an aggregate of 22,816 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the Year ended December 31, 1996 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------                              -------------------------------------------



No dealer, salesman or other person has been
authorized to give any information or to make any
representations other than those contained or
incorporated by reference in this Prospectus, and
if given or made, such information or
representations must not be relied upon as having
been authorized by the Company. Neither the                                                     MED/WASTE, INC.
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances create
any implication that there has been no change in
the affairs of the Company since the date hereof.
This Prospectus does not constitute an offer or                                                ---------------------
solicitation by anyone in any jurisdiction in which
the person making such offer or solicitation is not                                                  PROSPECTUS
qualified to do so or to anyone whom it is
unlawful to make such offer or solicitation.                                                   ---------------------



                                                                                                     2,872,013

                                                                                                     Shares of

                                                                                                   COMMON STOCK
                                                                                                 ($.001 par value)





                 TABLE OF CONTENTS

                                              PAGE
                                              -----

AVAILABLE INFORMATION...........................2
FORWARD-LOOKING STATEMENTS......................2
DOCUMENTS INCORPORATED BY REFERENCE.............3
THE COMPANY.....................................4
RISK FACTORS....................................5
USE OF PROCEEDS.................................8
MATERIAL EVENTS.................................9
SELLING STOCKHOLDERS...........................10
DESCRIPTION OF SECURITIES......................29                                                    __________, 1998
INDEMNIFICATION................................32
PLAN OF DISTRIBUTION...........................33
LEGAL MATTERS..................................35
EXPERTS........................................35



--------------------------------------------------                              -------------------------------------------

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following sets forth the estimated expenses and costs in connection with the issuance and distribution of securities being registered hereby. All such expenses will be borne by the Company.


               Securities and Exchange Commission Registration Fee...................  $ 4,298.00
               Accounting Fees and Expenses..........................................    2,000.00*
               Legal Fees and Expenses...............................................   10,000.00*
               Printing expenses.....................................................    2,000.00
               Miscellaneous.........................................................    1,702.00*
                                                                                       ----------
               Total.................................................................  $20,000.00
                                                                                       ==========

---------------------

*     Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Article TENTH of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides for indemnification of directors and officers from and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the corporation if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to this indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expenses actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote, determines that the applicable standard of conduct has been met. Section 145 also provides this indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

               Article NINTH of the Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that personal monetary liabilities of a director for breaches of his fiduciary duties as a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no affect on the availability of equitable remedies, such as an injunction or recision, for breach of fiduciary duty.

               The employment agreements of certain officers contain a provision requiring indemnification of such officer to the fullest extent permitted by law.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for


                                     (i)
indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Certain of the following exhibits are filed herein and certain others, designated by an asterisk (*) were previously filed in the registration statement.

EXHIBIT NO.    DESCRIPTION
-----------    -----------

 *4.1          Form of 9% Convertible Redeemable Series A Preferred Stock

 *4.2          Form of Series A Warrant

 *4.3          Forms of Common Warrant

 *4.4          Form of Placement Warrant

 *5 Opinion of Wallace, Bauman, Fodiman & Shannon, P.A., regarding the legality of the Common Stock.

 23.1          Consent of BDO Seidman, LLP

*23.2          Consent of Wallace, Bauman, Fodiman & Shannon, P.A.(included in
               Exhibit 5 above).

*24 Power of Attorney (included on signature page of registration statement).


ITEM 17.  UNDERTAKINGS.

               (a)     The Registrant hereby undertakes:

                       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                (i)      To include any prospectus required
                                         by Section 10(a)(3) of the Act;

                                (ii)     To reflect in the prospectus any
                                         facts or events arising after the
                                         effective date of the registration
                                         statement (or the most recent
                                         post-effective amendment thereof)
                                         which, individually or in the
                                         aggregate, represent a fundamental
                                         change in the information set forth
                                         in the registration statement; and

                                (iii)    To include any material information
                                         with respect to the plan of
                                         distribution not previously disclosed
                                         in the registration statement or any
                                         material change to such information in
                                         the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those Paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement



                                       (ii)
                                relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to
                       Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                     (iii)

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on the 26 day of January, 1998.


                                         MED/WASTE, INC., a Delaware corporation



                                         By: /s/ Daniel A. Stauber
                                             -----------------------------------
                                                      DANIEL A. STAUBER
                                              President/Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates indicated.





SIGNATURES                                       TITLE                                           DATE
----------                                       -----                                           ----
/s/ Milton J. Wallace*                           Chairman                                        January 26, 1998
------------------------------------
         Milton J. Wallace

/s/ Daniel A. Stauber                            Director, President and Chief Executive         January 26, 1998
------------------------------------             Officer
              Daniel A. Stauber

/s/ Michael D. Elkin                             Vice President and Chief Financial Officer      January 26, 1998
------------------------------------
              Michael D. Elkin

/s/ William F. Bonham*                           Director                                        January 26, 1998
------------------------------------
              William F. Bonham

/s/ Richard R. Green*                            Director                                        January 26, 1998
------------------------------------
              Richard R. Green

/s/ Phillip W. Kubec*                            Director                                        January 26, 1998
------------------------------------
              Phillip W. Kubec

/s/ Kendrick Meek*                               Director                                        January 26, 1998
------------------------------------
                Kendrick Meek

/s/ Arthur Shapiro*                              Director                                        January 26, 1998
------------------------------------
           Arthur G. Shapiro, M.D.

                                                 Director                                        January __, 1998
------------------------------------
            William Dolan, D.D.S.


*By:  /s/ Michael D. Elkin
      -------------------------
      Michael D. Elkin
      Attorney-in-Fact

                                      (iv)